EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of February 4, 2022 (the “Effective Date”), by and between Cadiz Inc., a Delaware corporation (the "Company") and Susan P. Kennedy, an individual ("Kennedy").

WHEREAS, the Company and Kennedy desire to enter into this Agreement in order to set forth all of the terms and conditions pursuant to which Kennedy shall, from and after the Effective Date, serve as the Chair of the Board of Directors of the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Kennedy (collectively, the “Parties”) agree as follows:

1.         TERM OF EMPLOYMENT.  The terms and conditions of Kennedy's employment under this Agreement shall be effective as of the Effective Date and shall continue until terminated in accordance with the termination provisions of Section 6 below.

2.         DUTIES.  Kennedy shall be employed as the Chair of the Board of Directors of the Company (“Chair”).  Kennedy's duties and responsibilities shall relate, generally, to those ordinarily performed by the Chair of a publicly traded corporation.  Kennedy further consents to serve in further capacities as an officer and/or director of the Company or any subsidiary or affiliate of the Company without any additional salary or compensation.  Kennedy's base of operations shall be at the corporate headquarters office of the Company in Los Angeles, California, unless changed by mutual agreement.  However, Kennedy shall also render services at such other sites as necessary from time to time to properly perform her duties.

3.         NECESSARY SERVICES.

a.         Performance of Duties.  Kennedy agrees that she will at all times faithfully, industriously and to the best of her ability, experience and talents, perform to the reasonable satisfaction of the Company all of the duties that may be assigned to her hereunder and shall devote such time to the performance of these duties as may be necessary therefor.  Provided that Kennedy otherwise performs her duties in a satisfactory manner, nothing herein shall require Kennedy to provide such services on a full-time basis or  shall preclude Kennedy from spending a reasonable amount of time in the pursuit of other business opportunities, the management of her personal investments or with any charitable or civic venture with which Kennedy may be involved as long as such activities do not result in any conflicts with respect to Kennedy’s duties to the Company hereunder, or violate any conflicts of interest policy which may be maintained from time to time by the Company.

b.         Exclusive Services.  Kennedy agrees that during the period of her employment hereunder, Kennedy shall, subject to subsection (a), above, provide services exclusively pursuant to this Agreement, and Kennedy will not, without the prior written consent of the Company (which consent may not be unreasonably withheld), directly or indirectly:

(i)  engage in the business of, or own or control any interest in (except as a passive investor owning less than 10% of the equity securities of a publicly held company), or act as director, officer of employee of, or consultant to, any individual, partnership, joint venture, corporation or other business entity, directly or indirectly engaged anywhere in the United States, its possessions or territories, in any business competitive with the business then being carried on by the Company or any affiliate;

(ii)  plan or organize any business activity competitive with the business or planned business of the Company or its affiliates, or combine, participate, or conspire with other employees of the Company or its affiliates or other persons or entities for the purpose of organizing any such competitive business activity; or

(iii)  divert or take away, or attempt to divert or take away, any of the customers or potential customers of the Company or its affiliates, either for herself or for any other person, firm, partnership, corporation or other business entity.

4.         BASE COMPENSATION.  Subject to such deductions as the Company may from time to time be required to make pursuant to law, governmental regulation or order, the Company agrees to pay to Kennedy a base cash salary of $300,000 per annum.  Payments of base salary shall be made in accordance with the normal payroll practices of the Company.

5.         OTHER COMPENSATION. In addition to the base compensation set forth in Section 4 above, the Company agrees to provide additional compensation (“Other Compensation”) to Kennedy as follows:

a.         Discretionary Annual Bonus.  Following the conclusion of each fiscal year during the term of this Agreement, the Board shall make a good faith evaluation of the performance of Kennedy during such year, on the basis of which Kennedy shall receive a bonus in an amount and upon such other terms and conditions as shall be determined at the discretion of the Board.

b.         Equity Based Compensation.

i.

PSU Grants. Upon the Effective Date the Company shall grant to Kennedy 450,000 performance stock units (“PSU’s”).  The PSU’s shall vest in accordance with the following schedule, subject to Kennedy’s continuing employment as of each such vesting date:

a.	200,000 PSU’s to vest upon the Company’s common stock achieving a Price Hurdle (as defined below) of $7 per share;
b.	150,000 PSU’s to vest upon the Company’s common stock achieving a Price Hurdle of $9 per share;
c.	50,000 PSU’s to vest upon the Company’s common stock achieving a Price Hurdle of $11 per share; and
d.	50,000 PSU’s to vest upon the Company’s common stock achieving a Price Hurdle of $13 per share.

For purposes hereof, “Price Hurdle” shall be measured, from time to time, based on the 20 Day VWAP prior to the measurement date. Once a Price Hurdle has been achieved, it shall remain achieved notwithstanding any subsequent changes in the price of the Company’s common stock.

20-Day VWAP” for any date of determination means the per share volume-weighted average price of Common Stock, as displayed under the heading “Bloomberg VWAP” on Bloomberg page CDZI <equity> VWAP (or its equivalent successor if such page is not available), from the scheduled open of trading until the scheduled close of trading of the primary trading session of the NASDAQ Global Market on each trading day during the 20 consecutive trading day period preceding (but not including) such date of determination (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock during such period determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company).  The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

In the event any of the aforementioned Price Hurdles is achieved prior to the third anniversary of the Effective Date, then the PSU’s to which such Price Hurdle relates shall be deemed earned but shall not vest and be issuable until the third anniversary of the Effective Date.

If any of the aforementioned Price Hurdles is not achieved within five (5) years of the Effective Date, all of the PSU’s which are to vest upon achievement of such Price Hurdle shall be deemed forfeited and of no further force and effect.

PSU’s which have vested and are issuable shall be paid, at the option of the Company’s Compensation Committee, in the form of either (i) common stock registered under a stockholder approved equity incentive plan, provided that a sufficient number of shares of common stock then remains available for issuance under such plan; or (ii) cash, calculated as the number of shares vesting upon achievement of a Price Hurdle multiplied by the Price Hurdle on the vesting date.

Notwithstanding such vesting schedule, (i) upon a Change in Control (as defined in the Cadiz Inc. 2019 Equity Incentive Plan (the “2019 Plan”)) any as yet unvested PSU’s as to which the respective Price Hurdle has been achieved as provided for herein shall accelerate and immediately vest, and any as yet unvested PSU’s as to which the respective Price Hurdle has not theretofore been achieved shall be deemed forfeited and of no further force and effect; provided, however, that in the event of a Change in Control the Price Hurdle for any unvested PSU’s as to which the Price Hurdle has not theretofore been achieved shall be deemed to be the Change in Control price per common share, if higher than the otherwise applicable Price Hurdle; (ii) in the event of termination of this Agreement prior to the third anniversary of the Effective Date by the Company without Cause pursuant to Section 6(a)(v) below or as a result of Kennedy’s death or Disability pursuant to Section 6(a)(i) below any as yet unvested PSU’s as to which the respective Price Hurdle has been achieved as provided for herein shall accelerate and immediately vest on a pro-rata basis (based upon the number of full months of service theretofore provided by Kennedy under this Agreement divided by 36), and any as yet unvested PSU’s as to which the respective Price Hurdle has not been achieved shall be deemed forfeited and of no further force and effect; and (iii) in the event of termination of this Agreement by the Company with Cause pursuant to Section 6(a)(iii) below or by Kennedy without Cause pursuant to Section 6(a)(v) below any as yet unvested PSU’s as to which the respective Price Hurdle has not been achieved shall be deemed forfeited and of no further force and effect.

c.         Fringe Benefits. In addition to the compensation set forth above, Kennedy shall be entitled to the following benefits:

i.          Four (4) weeks paid annual vacation, provided that no more than two weeks are to be taken consecutively;

ii.         Sick leave and personal leave with pay in accordance with the prevailing policies of the Company;

iii.        Medical coverage under the group medical insurance plan of the Company (or COBRA coverage, at the election of Kennedy);

iv.        Participation in any pension, profit-sharing, 401(k), or deferred compensation plan maintained by the Company for the general benefit of its employees;

v.         Participation in any other benefit plan maintained by the Company for the general benefit of its employees; and

vi.        Any other benefits not specifically set forth herein as may be granted by the Company in its sole and absolute discretion.

d.         Deduction and Reimbursement.  Kennedy hereby agrees that the Company may deduct and withhold from the compensation payable to Kennedy hereunder any amounts of money required to be deducted or withheld by the Company under the provisions of any and all applicable local, state or federal statutes or regulations or any amendments thereto hereafter enacted requiring the withholding or deducting of compensation.

6.         TERMINATION.  This Agreement continue in full force and effect unless and until terminated as provided in this Section.

a.         Termination Events.  This Agreement shall terminate:

i.          Upon the death or Disability of Kennedy, "Disability" having the definition set forth in the 2019 Plan.

ii.         At the election of the Company, upon a Change in Control  (as defined in the 2019 Plan) or at such time, if any, as the Company ceases to conduct business for any reason whatsoever.

iii.        At the election of the Company, upon the dismissal of Kennedy by the Company for Cause.  For purposes of this Agreement, "Cause" shall mean any of the following that has a material adverse effect upon the Company or any Subsidiary:

(1)       Kennedy’s material failure to perform her duties which remains uncured for more than ten (10) days after a written warning (except in the case of a deliberate and bad faith failure to perform his duties, which shall require no warning),

(2)       Kennedy’s breach of her fiduciary duty to the Company,

(3)       Kennedy’s indictment (or equivalent) for a felony or other serious crime, or

(4)       Kennedy’s commission of a wrongful act that would make the continuance of her employment by the Company detrimental to the Company.

iv.        At the election of Kennedy, upon a material breach by the Company of any term or condition of this Agreement or upon a material change in Kennedy’s job title or a material reduction in Kennedy’s duties and responsibilities hereunder.

v.         At the election of either party, without Cause.

b.         Payments Following Termination.  Following termination of this Agreement, whether for any of the reasons specifically set forth above or for any other reason, the Company shall have no obligation to make payments to or bestow benefits upon Kennedy after the date of termination except as may be required by law, as described in this subsection (b), and under the 2019 Plan or any successor thereto (to the extent not otherwise provided for in this Agreement). References under this Agreement to Kennedy’s termination of employment or the termination of this Agreement shall be deemed to refer to the date upon which Kennedy has experienced a “separation from service” within the meaning of Code Section 409A, as defined below:

i.          In the event of termination of this Agreement by the Company pursuant to Section 6(a)(i) as the result of Kennedy’s death or Disability, Kennedy or her estate shall be entitled to receive base compensation as set forth in Section 4 above for a period of 180 days following Kennedy’s death or Disability as though Kennedy were continuing to provide services to the Company under this Agreement.  Any such payment shall be in addition to, and not in lieu of, any payments made pursuant to any Company provided death or disability benefit plans.

ii.         In the event of termination of this Agreement by the Company concurrently with or following a Change in Control pursuant to Section 6(a)(ii) above, Kennedy shall be entitled to receive (i) base compensation as set forth in Section 4 above for a period of twelve (12) months following the effective date of termination, as though Kennedy were continuing to provide services to the Company under this Agreement, and (ii) for a period of twelve (12) months following the effective date of termination, all Other Compensation as described in Section 5(c) above to the extent that such benefits can then lawfully be made available by the Company (or the Company’s successor in interest) to Kennedy.

iii.        In the event of termination of this Agreement by the Company for Cause pursuant to Section 6(a)(iii) above, or in the event of termination of this Agreement by Kennedy without Cause pursuant to Section 6(a)(v) above, the Company shall have no further liability or obligation to Kennedy under this Agreement other than the Company's obligation to pay base compensation as set forth in Section 4 above and fringe benefits as described in Section 5(c) above, all to the extent that such base compensation or fringe benefits are accrued but unpaid or unissued as of the effective date of termination.

iv.        In the event of termination of this Agreement by Kennedy pursuant to Section 6(a)(iv) above or by the Company without Cause pursuant to Section (a)(v) above, or in the event of termination of this Agreement by the Company for any reason not specifically set forth above, Kennedy shall be entitled to receive (i) base compensation as set forth in Section 4 above for a period of one hundred eighty (180) days following the effective date of termination, as though Kennedy were continuing to provide services to the Company under this Agreement, and (ii) for a period of one hundred eighty (180) days following the effective date of termination, all Other Compensation as described in Section 5(c) above to the extent that such benefits can then lawfully be made available by the Company (or the Company’s successor in interest) to Kennedy.

v.         The termination of this Agreement shall not affect the right of Kennedy to exercise any stock option, to purchase securities of the Company, or to receive payments or equity securities under any incentive plans in which Kennedy participates, which rights may have vested under the terms of the applicable equity grant or incentive plan prior to the date of termination.

c.         Return of Company's Property.  If this Agreement is terminated for any reason, the Company may, at its option, require Kennedy to vacate her offices prior to the effective date of a termination and to cease all activities on the Company’s behalf.  Kennedy agrees that on the termination of this Agreement in any manner, she will immediately deliver to the Company all notebooks, brochures, documents, memoranda, reports, files, books, correspondence, customer lists, or other written or graphical records, and the like, relating to the business or work of the Company, which are or have been in her possession or under her control and which have not been returned to the Company.  Kennedy hereby expressly acknowledges that all such materials referenced above are the property of the Company.

d.         Public Identification.  If this Agreement is terminated for any reason, Kennedy shall immediately and forever thereafter cease to hold herself out to any person, firm, partnership, corporation or other entity as an employee, agent, independent contractor or representative of the Company or of any entity owned by, or affiliated with, the Company.

e.         Timing of Payments Under Certain Circumstances.  With respect to any amount that becomes payable to or for the benefit of Kennedy under this Agreement upon Kennedy’s Separation from Service (as defined below) for any reason, the provisions of this subsection (e) will apply, notwithstanding any other provision of this Agreement to the contrary.  If the Company determines in good faith that Kennedy is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, any Treasury regulations promulgated thereunder and any guidance issued by the Internal Revenue Service relating thereto (collectively, “Code Section 409A”), then to the extent required under Code Section 409A, payment of any amount of deferred compensation that becomes payable to or for the benefit of Kennedy upon Separation from Service (other than by reason of the death of Kennedy) and that otherwise would be payable during the six-month period following Kennedy’s Separation from Service shall be suspended until the lapse of such six-month period (or, if earlier, the date of Kennedy’s death).  A “Separation from Service” of Kennedy means Kennedy’s separation from service, as defined in Code Section 409A, with the Company and all other entities with which the Company would be considered a single employer under Internal Revenue Code Section 414(b) or (c), applying the 80% threshold used in such Internal Revenue Code Sections or any Treasury regulations promulgated thereunder.  Any payment suspended as provided in this subsection (e), unadjusted for interest on such suspended payment, shall be paid to Kennedy in a single payment on the first business day following the end of such six-month period or within 30 days following the death of Kennedy, as applicable, provided that the death of Kennedy during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of Kennedy’s death.

7.         EXPENSES.  The Company shall reimburse Kennedy for all out‑of‑pocket expenses incurred by Kennedy in the performance of her duties hereunder, including, but not limited to, telephone, travel, and office expenses, all subject to such written guidelines and/or requirements for verification as the Company may, in its sole and absolute discretion, establish.

8.         CONFIDENTIALITY AND TRADE SECRETS.  For purposes of this Section 8, the term "Company" shall collectively refer to the Company and any affiliate thereof.

a.         Confidential Information.  Kennedy shall keep in strictest confidence all information relating to the business, affairs, products, customers and suppliers of the Company (collectively hereinafter referred to as "Trade Secrets"), which Kennedy has obtained or may acquire in the course of her employment by the Company and which is not otherwise generally known to the public.  Kennedy acknowledges that such Trade Secrets are of great value, and have been developed and/or acquired at great expense to the Company, and the Company would not enter into this contract of employment and such information would not be made available to Kennedy in Kennedy's fiduciary capacity unless the Company were assured that all such information will be used for the exclusive benefit of the Company.  Accordingly, during the term of this Agreement, and at all times thereafter, Kennedy shall not publish, communicate, divulge, disclose or use, whether or not for her own benefit, any such information without the prior written consent of the Company.

b.         Non-Competition.  Kennedy agrees that during the period of her employment, Kennedy will not, directly or indirectly, engage in the business of, or own or control any interest in (except as a passive investor owning less than 10% of the equity securities of a publicly held company), or act as a director, officer of employee of, or consultant to, any individual, partnership, joint venture, corporation or other business entity, directly or indirectly engaged in any country in which the Company conducts business (including, without limitation, the United States, its possessions and territories), in any business competitive with the business then being carried on by the Company.

c.         Client Information.  Kennedy hereby specifically agrees that she will not utilize any information concerning the customers, licensees or other clients, partners or affiliates of the Company which Kennedy acquires during the term of this Agreement, whether or not the same originated through Kennedy's efforts, for any purpose detrimental to the business of the Company.  Without limitation of the foregoing, Kennedy agrees that she shall not at any time interfere with any existing contracts of the Company, and further agrees that she shall not engage in business discussions with any person or entity with whom she or the Company are in negotiations at the time she ceases to be an employee of the Company until after such negotiations have been concluded.

d.         Solicitation of Employees.  Kennedy acknowledges that important factors in the Company's business and operations are the loyalty and good will of its employees and its customers. Accordingly, Kennedy agrees that both during the term of this Agreement and after the expiration or termination of this Agreement she will not enter into, and will not participate in, any plan or arrangement to cause any of the Company's employees to terminate his employment with the Company or hire any of such employees in connection with business initiated by Kennedy or any other person, firm or corporation.  Kennedy further agrees that information as to the capabilities of the Company's employees, their salaries and benefits, and the other terms of their employment is confidential and proprietary to the Company and constitutes its valuable trade secrets.

e.         Ongoing Obligation.  The provisions in this Section 8 shall be binding during Kennedy's employment and at all times thereafter, regardless of the circumstances or reasons for termination of this Agreement.  In the event the provisions in this Section 8 are more restrictive than permitted by the laws of the jurisdiction in which enforcement of this provision is sought, such provisions shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

9.         REMEDY FOR BREACH.  Kennedy acknowledges that the services to be rendered by her hereunder are of a special, unique and extraordinary character, which gives this Agreement a peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and a breach by Kennedy of the provisions of this Agreement will cause the Company irreparable injury.  It is, therefore, expressly acknowledged that this Agreement may be enforced by injunction and other equitable remedies, without bond.  Such relief shall not be exclusive, but shall be in addition to any other rights or remedies Company may have for such breach, and Company shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred by reason of any breach of the covenants of this Agreement.  Similarly, the provisions of this Section 9 shall not it any way limit any rights or remedies to which Kennedy may be entitled in the event of a breach by the Company of any obligations of the Company arising under this Agreement.

10.         LITIGATION AND ATTORNEYS FEES.  In the event of any litigation or arbitration between the parties hereto in connection with this Agreement or to enforce any provision or right hereunder, each party to such litigation or arbitration shall pay its own costs and expenses.

11.         BOARD ACTIONS.  Any actions required to be taken or determinations to be made by the Board under this Agreement may, at the discretion of the Board, be taken or made by the Compensation Committee or any other duly authorized committee of the Board.

12.         ADDITIONAL ACKNOWLEDGMENTS.

a.         Kennedy understands that the terms of this Agreement may be required to be disclosed in, or filed as an exhibit to, the Company’s annual proxy statement or other reports filed publicly with the U.S. Securities and Exchange Commission.

b.         Kennedy acknowledges and agrees that she has fully read and understands this Agreement, has been advised to and has been given the opportunity to consult with her attorney concerning this Agreement, has been advised that the Company's attorney has not acted as her attorney concerning this Agreement, has had any questions regarding its effect or the meaning of its terms answered to her satisfaction and, intending to be legally bound hereby, has freely and voluntarily executed this Agreement.

13.         GENERAL PROVISIONS.

a.         The failure of the Company at any time to enforce performance by Kennedy of any provisions of this Agreement shall in no way affect the Company's rights thereafter to enforce the same, nor shall the waiver by the Company of any breach of any provision hereof be held to be a waiver of any other breach of the same or any other provision.

b.         This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company; provided, however, it is understood and agreed that the services to be rendered and the duties to be performed by Kennedy hereunder are of a special, unique and personal nature and that it would be difficult or impossible to replace such services; by reason thereof, Kennedy may not assign either the benefits or the obligations of this Agreement.

c.         Kennedy shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations governing unemployment insurance, workers' compensation, industrial accident, labor and taxes.

d.         This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements and negotiations between the parties.

e.         The headings of the several paragraphs in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

f.          This Agreement may not be modified except by a written instrument signed by all parties hereto.

g.         All clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, such clauses or covenants shall be limited as permitted under applicable law, or, if the same are not susceptible to such limitation, this Agreement shall be interpreted as if such invalid clauses or covenants were not contained herein.

h.         This Agreement is made with reference to the laws of the State of California and shall be governed by and construed in accordance therewith.  Any litigation concerning or to enforce the provisions of this Agreement shall be brought in the courts of the State of California.

i.          Any controversy or claim arising out of or relating to this Agreement, or breach thereof, may, with the prior consent of both the Company and Kennedy, be settled by binding arbitration in Los Angeles, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

14.         SECTION 409A.

a.         It is the intention of Company and Kennedy that this Agreement shall comply with the requirements of Code Section 409A. All payments under this Agreement are intended to be excluded from the requirements of Code Section 409A or be payable on a fixed date or schedule under Code Section 409A. All payments made under this Agreement shall be strictly paid in accordance with the terms of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, if Company or Kennedy determines that any compensation or benefit payable under this Agreement may be subject to Code Section 409A(a)(1), Company and Kennedy, at the request of either but with the written consent of the other, which consent shall not be unreasonably withheld, shall adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions necessary or appropriate to cause the compensation and benefits payable under this Agreement not to be subject to Code Section 409A(a)(1) and to preserve the intended tax treatment of such compensation and benefits. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Code Section 409A.

b.         Any reimbursements or in-kind benefits provided under this Agreement that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c.         Company shall not make any deductions for money or property that Kennedy owes to Company, or offset or otherwise reduce any sums that may be due or become payable to or for the account of Kennedy, from amounts that constitute deferred compensation for purposes of Code Section 409A.

d.        Kennedy’s right to any deferred compensation, as defined under Code Section 409A, shall not be subject to borrowing, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, to the extent necessary to avoid tax, penalties and/or interest under Code Section 409A or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KENNEDY

/s/ Susan P. Kennedy
Susan P. Kennedy

THE COMPANY

Cadiz Inc.

By:	/s/ Scott Slater
Scott Slater
Chief Executive Officer

By:	/s/ Winston Hickox
Winston Hickox
Chiar, Compensation Committee